SCHEDULE 14A

                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant |X|

Filed by a party other than the Registrant |_|


Check the appropriate box:

|_|   Preliminary proxy statement.
|_|   Definitive proxy statement.
|X|   Definitive additional materials.
|_|   Soliciting material under Rule 14a-12.
|_| Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

                           TRI-CONTINENTAL CORPORATION
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:

(2)   Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)   Proposed maximum aggregate value of transaction:

(5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:

(2)   Form, Schedule or Registration Statement No.:

(3)   Filing Party:

(4)   Date Filed:

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                         Real Estate Income Fund Inc.


           According to a Schedule 13D filed September 16, 2005 by Mr. Lipson, an agreement was reached between Mr. Lipson and Mr. Karpus on September 14, 2006 to solicit proxies for a Special Meeting to be held by Real Estate Income Fund Inc. (RIT) on October 21, 2005. The intent behind the joint solicitation of proxies was to defeat proposals by the RIT board of directors to approve a new management agreement and subadvisory agreement for RIT, which were submitted to the shareholders for approval at the special meeting. At the time of the filing, Mr. Lipson beneficially owned 479,500 shares of RIT representing 4.3% of the outstanding shares.

           In a letter from Mr. Lipson to the directors of the Real Estate Income Fund dated October 21, 2005, Mr. Lipson expressed his view of the discount to net asset value that RIT was trading, "[w]e believe that it is imperative that immediate actions be taken to address the wide discount to net asset value at which the Fund trades. There is an obvious solution which would in my opinion gain the immediate acceptance of a majority of the stockholders:
MERGE THIS CLOSED END FUND INTO AN OPEN END FUND WITH SIMILAR OBJECTIVES" (emphasis in original). The letter went on to indicate that Mr. Lipson was willing to put forth his own directors if the current board did not deal with the discount, "[w]e intend to pursue all available legal remedies to ensure that you meet your fiduciary responsibilities, individually and together. These include, but are not limited to, submission of nominations for new director if you continue to ignore these critical issues."


                                   Zweig Fund


           Another campaign that Mr. Lipson was previously involved in, dealt with the Zweig Fund, Inc, a closed-end fund traded on the New York stock Exchange. During the course of this campaign, Mr. Lipson joined forces with another activist shareholder, Phillip Goldstein, in order to influence the board and reduce the discount to net asset value at which the fund shares were sold.

           Mr. Lipson and Mr. Goldstein filed a schedule 14A preliminary proxy statement together on April 15, 2004. The filing came in anticipation of the annual meeting of stockholder of Zweig held on May 12, 2004. The only issue scheduled to be covered at the meeting was the election of three directors. Mr. Lipson and Mr. Goldstein put forth their own slate of directors, which included each of the two activist shareholders along with a third party. The two dissenting shareholders also attempted to add a proposal to the meeting agenda, to reinstate the annual 10% distribution policy that had been eliminated by Zweig in 2003. Mr. Lipson and Mr. Goldstein were not successful in this proxy campaign, but the two dissident shareholders would try another proxy campaign at the next annual meeting of shareholders.


Mr. Lipson engaged in another proxy campaign in conjunction with Mr. Goldstein in anticipation of the May 2005 annual meeting of shareholders of the Zweig Fund. According to proxy statements filed with the SEC, Mr. Lipson and Mr. Goldstein did not run a slate of their own directors at the annual meeting; rather they withheld votes to force ZF to act on their demands. The proxy statement filed by Mr. Lipson and Mr. Goldstein stated, "The proxy holders intend, in the absence of contrary instructions, to vote all GREEN proxies FOR the board's nominees provided the board agrees to support substantive action to address the Fund's discount. If the board does not agree to support such action, we will not attend the Meeting, we will not vote your shares on this proposal, and your shares will not be counted towards a quorum."

Under the "Reason for Solicitation" section of the proxy statement, Mr. Lipson and Mr. Goldstein laid out their agenda for ZF, "Unless the board agrees to support open-ending, a self-tender offer, or some other substantive action to address the discount, we will not attend the Meeting, we will not vote your shares, and your shares will not be counted towards a quorum. If a quorum is not achieved, then in 2006 we may seek to (1) elect a majority of the board or (2) prevent a quorum again and then obtain a court order to liquidate the Fund as provided for by Maryland law. If the Fund is liquidated, all shareholders will receive NAV for their shares." Although some voting shares were withheld, the fund did receive the requisite votes to reach a quorum and re-elect the incumbent directors.